Exhibit 12



                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                           (In millions except ratios)

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                                       Nine months
                                          Ended
                                     September 30,                                  Year Ended December 31,
                                                        ---------------------------------------------------------------------------
                                          1999          1998           1997            1996             1995           1994
                                          ----          ----           ----            ----             ----           ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles             $     3,589         $     5,198    $     6,055      $     4,596     $    4,328     $     3,728

 Fixed charges                              277                 320            300              324            318             236

Adjustments:
  Capitalized
   interest, net                            (13)                (17)           (17)              (7)            (9)             (5)

  Equity (income) loss,
   net of dividends                         157                  31           (108)             (89)           (25)             (4)
                                    -----------         -----------    -----------       ----------      ---------     -----------
 Adjusted earnings                  $     4,010         $     5,532    $     6,230       $    4,824     $    4,612     $     3,955
                                    ===========         ===========    ===========       ==========      =========     ===========


FIXED CHARGES:

 Gross interest
  incurred                          $       257         $       294    $       275       $      293     $      281     $       204

 Interest portion of
  rent expense                               20                  26             25               31             37              32
                                    -----------         -----------    -----------       ----------     ----------     -----------

 Total fixed charges                $       277         $       320    $       300       $      324     $      318     $       236
                                    ===========         ===========    ===========        =========     ==========     ===========

 Ratios of earnings
  to fixed charges                         14.5                17.3           20.8              14.9          14.5             16.8
                                    ===========         ===========    ===========       ===========    ==========     ============


     At September 30, 1999, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $438 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.

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